Exhibit 99.17(i)

July 18, 2003

Dear Investor:

After a slow start this year, stocks rebounded sharply during the second quarter. Military victory in Iraq, better than expected corporate earnings and aggressive monetary and fiscal stimuli created a powerful springboard for a rally in the equity markets. While the sharp rise in the equity markets leaves stocks susceptible to a short-term correction, we think that the economy is showing improving economic and market fundamentals, which we believe should benefit the equity markets for the balance of the year.

The markets’ recent strong performance appears to us to be attributable in part to a positive reaction to the recent tax legislation. By lowering the maximum long-term capital gains and dividend tax rates to 15% through 2008, we expect that corporations will have a greater incentive to increase dividends to shareholders. With dividend ratios at historically low levels and the S&P 500 free cash flow yield at historically high levels, we believe that the prospects for rising dividend yields are good. We expect the dividend yield for the Fund to increase over time as these favorable dynamics work their way through corporate boards. Our focus, however, remains on owning companies that, in our judgment, exhibit strong balance sheets and significant free cash flow generation. Whether these excess funds are used to repurchase shares, make acquisitions or increase dividend yields, we expect that shareholders of companies with these strong financial attributes should increasingly benefit. Since our philosophy is to focus on companies that, in our judgment, are well capitalized and generate excess cash, we believe your portfolio will perform well in the new dividend and capital gains tax environment.

Economic and market fundamentals appear to be benefiting from significant monetary and fiscal stimuli, in our view. The Federal Reserve continues to take aggressive action to stimulate economic growth and avoid deflation by sharply lowering the Federal Funds rate and expanding the money supply. The recent tax legislation can be expected to provide additional stimulus, as the tax cuts are heavily front-end loaded. These actions, combined with moderating oil prices and improving business confidence following the end of large-scale hostilities in the Iraq War, should, in our view, cause economic growth to accelerate in the second half of this year. Despite the restraining effects of increased worker productivity and a post bubble market environment, unprecedented monetary and fiscal stimuli appear to be creating the conditions necessary to revive the economy. These factors are evidenced through better equity market conditions, sharply lower corporate bond yield spreads and improved lending activity. As the economy recovers, we believe the companies owned by the Fund are well positioned because, in our judgment, they have global distribution and sourcing capabilities, exposure to stronger foreign currencies and the resources to increase dividend payouts.

The equity markets are also stronger from a technical perspective with the market’s breadth, volume and moving averages being the strongest in years. We believe these factors point to annual equity market returns that will be in-line with historical averages over the next few years. These expectations are supported by the low yields currently being offered by money market funds and fixed income instruments, forcing investors to seek better returns through equity market investments (realizing, of course, that some investors are still not willing to risk possible losses in equity market investments). Consistent with these expectations and the current interest rate environment, a price/earnings range of 15-20 times earnings seems reasonable to us based on valuation models and the past fifty years of market history. With the S&P 500 Index trading at 19 times 2003 earnings and 17 times 2004 earnings, we believe that future equity market returns will consist of 6-8% earnings growth and a 2% dividend yield, resulting in future equity market returns that are in-line with historical averages. With the Ayco Growth Fund’s average P/E and expected future earnings growth rate both higher than those of the S&P 500 Index, we expect both growth stocks and the Fund to perform well as investors seek stocks with superior earnings and dividend growth potential.

Thank you for your continued interest and confidence in the Ayco Growth Fund.

Very truly yours,

Peter H. Heerwagen
Senior Vice President — Investment Services Group

This material has been prepared by The Ayco Company, L.P., which is part of the Investment Management Division of Goldman, Sachs & Co. and is not a product of the Goldman Sachs Global Investment Research Department. This information is provided to discuss general market activity, industry or sector trends, or other broad-based economic, market or political conditions. This information should not be construed as research or investment advice, and investors are urged to consult with their financial advisors before buying or selling any securities. This information may not be current and The Ayco Company, L.P. has no obligation to provide any updates or changes to such information. The views and opinions expressed herein may differ from the views and opinions expressed by the Global Investment Research Department or other departments or divisions of Goldman Sachs and its affiliates.

Ayco Growth Fund

Average Annual Return Since Inception[1] as of 06/30/03 — 1 Year Since Inception[1] —— —
Ayco Growth Fund (3.64)% (10.35)% S&P 500 Index 0.25% (9.61)%
| | date Ayco Growth Fund S&P 500 Index 12/1/2000 $10,000 $10,000 12/31/2000 $9,729 $10,047 3/31/2001 $10,019 $8,855 6/30/2001 $10,609 $9,374 9/30/2001 $8,808 $7,998 12/31/2001 $9,509 $8,853 3/31/2002 $9,188 $8,877 6/30/2002 $7,828 $7,688 9/30/2002 $6,317 $6,360 12/31/2002 $6,725 $6,897 3/31/2003 $6,644 $6,680 6/30/2003 $7,544 $7,708

This chart assumes an initial investment of $10,000 made on December 1, 2000 (commencement of operations). Returns shown include the reinvestment of all dividends and other distributions. Past performance is not indicative of future performance. Investment returns and principal values may fluctuate, so that, when redeemed, shares may be worth more or less than their original investment. The graph and table show the performance of the Fund at the fund level and includes all fund level expenses. However, the performance shown does not reflect fees and expenses associated with any variable annuity contract or any variable life insurance policy that uses the Fund as an investment option for any contract or policy. Performance shown would be lower if those fees and expenses were deducted. The S&P 500 Index is an unmanaged index representing the aggregate market value of the common equity of 500 stocks primarily traded on the New York Stock Exchange. No expenses are deducted from the performance of the S&P 500 Index and an investor cannot invest directly in the Index.

[1]	Since inception data for Fund and S&P 500 Index is as of 12/1/2000.

Ayco Growth Fund
Schedule of Investments
June 30, 2003 (unaudited)

Shares		Value

	COMMON STOCKS – 97.6%
	COMPUTER SERVICES – 8.3%
21,000	Cisco Systems, Inc.*	$350,490
14,500	EMC Corporation*	151,815
16,250	Microsoft Corporation	416,162
3,000	Symantec Corporation*	131,580

		1,050,047

	COSMETICS & TOILETRIES – 2.6%
6,400	Kimberly-Clark Corporation	333,696

	DIVERSIFIED INDUSTRIAL – 0.8%
4,000	Masco Corporation	95,400

	DIVERSIFIED MANUFACTURING – 3.0%
13,200	General Electric Company	378,576

	ELECTRONICS – 1.8%
13,000	Texas Instruments Incorporated	228,800

	ENERGY – 7.6%
3,250	Anadarko Petroleum Corporation	144,527
8,590	Exxon Mobil Corporation	308,467
4,750	Schlumberger Limited^	225,957
7,000	Shell Transport & Trading Company PLC-ADR^	278,950

		957,901

	FINANCIAL SERVICES – 12.0%
2,000	Ambac Financial Group, Inc.	132,500
8,850	Citigroup Inc.	378,780
4,550	Fannie Mae	306,852
10,250	J.P. Morgan Chase & Co.	350,345
1,400	MBIA Inc.	68,250
4,000	North Fork Bancorporation, Inc.	136,240
2,800	Wells Fargo & Company	141,120

		1,514,087

	FOOD, BEVERAGE & TOBACCO – 5.6%
8,000	General Mills, Inc.	379,280
7,500	PepsiCo, Inc.	333,750

		713,030

	INDUSTRIAL – 8.0%
4,500	First Data Corporation	186,480
6,500	Praxair, Inc.	390,650
1,950	United Parcel Service, Inc. – Class B	124,215
4,350	United Technologies Corporation	308,111

		1,009,456

	INSURANCE – 8.1%
6,300	American International Group, Inc.	347,634
31	Berkshire Hathaway Inc. – Class B*	75,330
8,400	The Allstate Corporation	299,460
4,950	The Chubb Corporation	297,000

		1,019,424

	MEDICAL PRODUCTS – 10.8%
2,500	AmerisourceBergen Corporation	173,375
2,250	Cardinal Health, Inc.	144,675
7,200	Johnson & Johnson	372,240
5,000	Laboratory Corporation of America Holdings*	150,750
8,000	Medtronic, Inc.	383,760
2,200	Quest Diagnostics Incorporated*	140,360

		1,365,160

	MULTIMEDIA – 7.7%
12,000	Comcast Corporation – Special Class A*	345,960
32,800	Liberty Media Corporation – Class A*	379,168
12,700	The Walt Disney Company	250,825

		975,953

See accompanying notes to financial statements.

Ayco Growth Fund
Schedule of Investments (Continued)
June 30, 2003 (unaudited)

Shares		Value

	COMMON STOCKS - 97.6% (Continued)
	NEWSPAPERS – 1.6%
2,700	Gannett Co., Inc.	$207,387

	PHARMACEUTICALS – 3.3%
12,325	Pfizer Inc.	420,899

	RETAIL TRADE – 5.2%
7,950	Federated Department Stores, Inc.	292,958
2,800	Lowe’s Companies, Inc.	120,260
4,200	Walgreen Co.	126,420
2,300	Wal-Mart Stores, Inc.	123,441

		663,079

	SEMICONDUCTORS – 4.1%
11,100	Applied Materials, Inc.*	176,046
16,300	Intel Corporation	338,779

		514,825

	TELECOMMUNICATIONS – 2.6%
16,850	Vodafone Group PLC-SP ADR^	331,103

	TRANSPORTATION – 3.9%
12,750	Burlington Northern Santa Fe Corporation	362,610
2,300	Union Pacific Corporation	133,446

		496,056

	UTILITIES – 0.6%
10,800	Calpine Corporation*	71,280

	TOTAL COMMON STOCKS (Cost $14,060,825)	12,346,159

Principal
Amount

	SHORT-TERM SECURITIES – 2.6%
$329,987	U.S. Bank Demand Note – 0.7735% # (Cost $329,987)	329,987

	TOTAL INVESTMENTS
	(Cost $14,390,812) – 100.2%	12,676,146

	LIABILITIES IN EXCESS OF OTHER ASSETS – (0.2%)	(30,293)

	TOTAL NET ASSETS – 100.0%	$12,645,853

*	Non-income producing security.
^	Foreign security.
#	Denotes variable rate demand notes. Variable rate demand notes are considered short-term obligations and are payable on demand. Interest rates change periodically on specified dates. The rates shown are as of June 30, 2003.
ADR — American Depository Receipts.

See accompanying notes to financial statements.

Ayco Growth Fund
Statement of Assets and Liabilities
June 30, 2003 (unaudited)

Assets:
Investments, at value (cost $14,390,812)	$12,676,146
Dividends and interest receivable	16,386
Receivable from Advisor	16,871
Prepaid expenses	28,628

Total Assets	12,738,031

Liabilities:
Accrued expenses and other liabilities	92,178

Total Liabilities	92,178

Net Assets	$12,645,853

Net Assets Consist of:
Capital stock	$16,975,350
Accumulated net investment income	27,896
Accumulated net realized loss on investments sold	(2,642,727)
Net unrealized depreciation on investments	(1,714,666)

Total Net Assets	$12,645,853

Shares outstanding of beneficial interest, unlimited shares authorized, $0.001 par value	1,695,416
Net asset value, offering and redemption price per share	$7.46

See accompanying notes to financial statements.

Ayco Growth Fund
Statement of Operations
For the Six Months Ended June 30, 2003 (unaudited)

Investment Income:
Dividend income (net of taxes withheld of $994)	$85,266
Interest income	1,108

Total investment income	86,374

Expenses:
Investment advisory fee	46,782
Administration fee	19,910
Fund accounting expenses	15,899
Shareholder servicing and accounting costs	25,530
Custody fees	1,808
Professional fees	55,528
Reports to shareholders	10,925
Trustees’ fees and expenses	17,805
Insurance	20,574
Other	70

Total expenses before fee waivers	214,831
Expenses waived and reimbursed	(156,353)

Total expenses	58,478

Net Investment Income	27,896

Realized and Unrealized Gain (Loss) on Investments:
Realized loss on investments	(383,501)
Change in unrealized appreciation on investments	1,728,878

Net realized and unrealized gain (loss) on investments	1,345,377

Net Increase in Net Assets Resulting from Operations	$1,373,273

See accompanying notes to financial statements.

Ayco Growth Fund
Statements of Changes in Net Assets

	For the Six
	Months Ended	For the Year
	June 30, 2003	Ended
	(unaudited)	December 31, 2002

Operations:
Net investment income	$27,896	$40,821
Net realized loss on investments	(383,501)	(1,578,992)
Change in unrealized appreciation (depreciation) on investments	1,728,878	(2,833,309)

Net increase (decrease) in net assets resulting from operations	1,373,273	(4,371,480)

Dividends and Distributions to Shareholders:
Net investment income	—	(40,821)
Net realized gains	—	—

Total dividends and distributions	—	(40,821)

Net increase (decrease) in net assets from fund share transactions (Note 7)	(86,931)	5,789,422

Total Increase in Net Assets	1,286,342	1,377,121
Net Assets:
Beginning of year	11,359,511	9,982,390

End of year*	$12,645,853	$11,359,511

* Including undistributed net investment income	$27,896	$—

See accompanying notes to financial statements.

Ayco Growth Fund
Financial Highlights

	For the Six				Period from
	Months Ended		For the Year	For the Year	December 1, 2000(4)
	June 30, 2003		Ended	Ended	through
	(unaudited)		December 31, 2002	December 31, 2001	December 31, 2000

Per Share Data(3):
Net Asset Value, Beginning of Period	$6.65		$9.44	$9.72	$10.00

Income from Investment Operations:
Net investment income	0.02		0.02	0.03	0.01
Net realized and unrealized gain (loss) on investments	0.79		(2.79)	(0.25)	(0.28)

Total gain (loss) from investment operations	0.81		(2.77)	(0.22)	(0.27)

Less Dividends and Distributions:
Net investment income	—		(0.02)	(0.03)	(0.01)
Net realized gains	—		—	(0.03)	—

Total dividends and distributions	—		(0.02)	(0.06)	(0.01)

Net Asset Value, End of Period	$7.46		$6.65	$9.44	$9.72

Total Return	12.18%		(29.30%)	(2.26%)	(2.80	%)(1)

Ratios/Supplemental Data:
Net assets, end of period	$12,645,853		$11,359,511	$9,982,390	$105,605
Ratio of net expenses to average net assets:
Before expense reimbursement	3.67	%(2)	3.67%	5.35%	290.52	%(2)
After expense reimbursement	1.00	%(2)	1.00%	1.00%	1.00	%(2)
Ratio of net investment income (loss) to average net assets:
Before expense reimbursement	(2.20	%)(2)	(2.34%)	(3.92%)	(288.51	%)(2)
After expense reimbursement	0.47	%(2)	0.33%	0.43%	1.01	%(2)
Portfolio turnover rate	11%		23%	6%	4%

(1)	Not annualized.
(2)	Annualized.
(3)	Information presented relates to a share of capital stock outstanding for the entire period.
(4)	Commencement of operations.

See accompanying notes to financial statements.

Ayco Growth Fund
Notes to Financial Statements
June 30, 2003 (unaudited)

1.	Organization

Ayco Series Trust (the “Trust”) was organized as a Delaware business trust on August 30, 2000 and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust currently consists of one series: the Ayco Growth Fund (the “Fund”). In the future, the Trust may establish additional series and classes of shares. Pursuant to the 1940 Act, the Fund is an open-end, diversified series of the Trust. The Fund’s investment objective is long-term growth of capital. The Fund currently offers one class of shares.

2.	Significant Accounting Policies

Security Valuation

Each portfolio security of the Fund that is listed on a securities exchange is valued at its closing price on the principal exchange on which the security is traded. Each portfolio security that is listed on the Nasdaq/National Market or the Nasdaq/Small Cap Market is valued using its Nasdaq Official Closing Price (“NOCP”) whenever an NOCP is reported for that security. If no NOCP is reported for that security, but a consolidated closing price (“CCP”) is reported for that security, then the security will be valued pursuant to its CCP. Any such security for which such a closing price is not available will be valued at the mean between the closing bid and closing ask price for that security. Short-term investments with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value, unless the Fund’s Board of Trustees determines that this does not represent fair value. The value of all other securities is determined in good faith under the direction of the Board of Trustees.

Federal Income Taxes

The Fund intends to comply with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders in a manner which results in no tax cost to the Fund. Therefore, no provision is recorded. The Fund also intends to comply with the diversification requirements under Section 817(h) of the Code and the regulations thereunder.

Distributions to Shareholders

The Fund pays dividends of net investment income, if any, annually. Distributions of net realized capital gains, if any, will be declared at least annually. Distributions to shareholders are recorded on the ex-dividend date.

Other

Investment and shareholder transactions are recorded on the trade date. The Fund determines the gain or loss realized from investment transactions by using first-in, first-out (FIFO) cost method. The Fund’s cost basis in investments is the same for income tax and financial reporting purposes. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Generally accepted accounting principles require that permanent differences between the financial reporting and tax basis of income and expenses be reclassified in the capital accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

3.	Investment Advisor

The Trust and The Ayco Company, L.P. (the “Advisor”) have entered into an investment advisory agreement on behalf of the Fund, whereby the Fund pays the Advisor a monthly fee equal to an annual rate of 0.80% of the Fund’s average daily

Ayco Growth Fund
Notes to Financial Statements (Continued)
June 30, 2003 (unaudited)

net assets. The Advisor has agreed, through December 31, 2003, to waive or limit its fees and to reimburse other expenses so that the total annual operating expenses of the Fund (other than interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, distribution related expenses (if any), and other expenses not incurred in the ordinary course of the Fund’s business) are limited to an annual rate of 1.00% of the average daily net assets of the Fund. From the period January 1, 2003 to June 30, 2003, the Advisor assumed $156,353 of operating expenses on behalf of the Fund. From the period January 1, 2002 to December 31, 2002, the Advisor assumed $328,376 of operating expenses on behalf of the Fund. Prior to January 1, 2002, the Advisor assumed $362,472 of operating expenses and $67,800 of the Fund’s organizational expenses.

The Fund may at a later date reimburse the Advisor for the fees waived or limited and other expenses assumed and paid by the Advisor during any of the then prior three fiscal years, provided that the Fund has reached a sufficient asset size to permit such reimbursement to be made without causing the total annual expense ratio of the Fund to exceed 1.00% of the Fund’s average daily net assets. Consequently, no reimbursement by the Fund will be made unless (i) the Fund’s total annual expense ratio is less than the percentage stated directly above; and (ii) the payment of such reimbursement has been approved by the Trust’s Board of Trustees on a quarterly basis.

Assumed expenses subject to potential recovery by year of expiration are as follows:

Year of Expiration	Amount

12/31/03	$26,161
12/31/04	336,311
12/31/05	328,376
12/31/06	156,353

4.	Distribution Plan

Mercer Allied Company, L.P. (the “Distributor”), acts as an underwriter and distributor of the Trust to assist in sales of Fund shares pursuant to a distribution agreement. The general partner of the Distributor is Breham, Inc., a corporation wholly owned by the Trust’s chief executive officer and a Trustee of the Trust, and therefore the Distributor may be deemed to be affiliated with the Fund. The Distributor receives no compensation from the Fund for its distribution services.

5.	Purchases and Sales of Investment Securities

During the six months ended June 30, 2003, purchases and sales of investment securities (excluding short-term investments) aggregated $1,251,916 and $1,400,657, respectively. There were no purchases or sales of long-term U.S. Government securities during the period.

6.	Tax Basis Information

At June 30, 2003, cost and gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Cost	$14,390,812
Appreciation	$401,424
(Depreciation)	(2,116,090)

Net Depreciation	$(1,714,666)

For the period ended June 30, 2003, the Fund had dividends of $0 per share.

For the year ended December 31, 2002, the Fund had dividends of $0.0240 per share or $40,821 which are characterized as ordinary income for income tax purposes.

The Fund had no distributable earnings as of December 31, 2002.

For the year ended December 31, 2002, 100% (unaudited) of the ordinary distributions paid qualify for the dividend-received deduction available to corporate shareholders.

Ayco Growth Fund
Notes to Financial Statements (Continued)
June 30, 2003 (unaudited)

At December 31, 2002, the Fund had accumulated a net realized capital loss carryover of $1,651,922 expiring in 2010.

The Fund had $607,304 of Post-October losses, which are deferred for tax purposes until the year ending December 31, 2003.

7.	Fund Shares

The following table summarizes the activity in shares of the Fund:

	For the Year Ended
	December 31, 2002

	Shares	Amount

Shares outstanding, beginning of period	1,057,512

Shares sold	976,181	$8,234,743
Shares issued to shareholders in reinvestment of distributions	6,139	40,821
Shares redeemed	(331,582)	(2,486,142)

Net increase	650,738	$5,789,422

Shares outstanding, end of period	1,708,250

	For the Six Months Ended
	June 30, 2003

	Shares	Amount

Shares outstanding, beginning of period	1,708,250

Shares sold	241,204	$1,733,069
Shares issued to shareholders in reinvestment of distributions	—	—
Shares redeemed	(254,038)	(1,820,000)

Net decrease	(12,834)	$(86,931)

Shares outstanding, end of period	1,695,416

8.	Subsequent Events

On July 1, 2003, The Goldman Sachs Group Inc. (“GSG”), acquired all of the outstanding voting securities of the Advisor and the Distributor (“Acquisition”). Prior to the Acquisition, the Fund was managed by the Advisor pursuant to an Investment Management Agreement dated as of November 29, 2000 (“Prior Management Agreement”), and its shares were distributed by the Distributor pursuant to a Distribution Agreement dated as of November 29, 2000 (“Prior Distribution Agreement”). The Acquisition was deemed to be an “assignment” of the Prior Management Agreement and the Prior Distribution Agreement, which caused the Prior Management Agreement and the Prior Distribution Agreement to terminate as of July 1, 2003.

In light of the expected termination of the Prior Management Agreement and the Prior Distribution Agreement as a result of the Acquisition, a Special Meeting of the Board of Trustees was held on June 11, 2003 (“Special Board Meeting”) at which the Board unanimously approved the Advisor’s continuance as the Fund’s investment manager, in accordance with Rule 15a-4 under the 1940 Act. Consequently, since July 1, 2003 the Advisor has been providing the Fund with investment management services pursuant to a new Investment Management Agreement. In accordance with the provisions of Rule 15a-4 under the 1940 Act, the new Investment Management Agreement will terminate not later than November 27, 2003 (i.e., 150 days from the Acquisition date) unless the Fund’s shareholders approve the new Investment Management Agreement for the Fund prior to that date. In addition, at the Special Meeting, the Board recommended that shareholders of the Fund hold a Special Meeting to consider the approval of the new Investment Management Agreement between the Trust, on behalf of the Fund, and the Advisor.

At the Special Board Meeting, the Board also approved a new Distribution Agreement between the Distributor and the Trust, on behalf of the Fund.

Ayco Growth Fund

INDEPENDENT TRUSTEES

	Position(s) With	Year of	Principal Occupation(s)	Other Directorships
Name, Address, and Age	Fund/Trust†	Election	During Past 5 Years	Held by Trustee

Herbert A. Chesbrough (56)	Trustee	2000	President of Saratoga	None
Saratoga Performing Arts Center			Performing Arts Center, Inc.
Saratoga Springs, New York 12866			(Saratoga Springs, New York)

Anthony J. DePaula (59)	Trustee	2000	Owner and President of	None
781 Central Avenue			DePaula Chevrolet, Inc.
Albany, New York 12206

Paul Heiner (56)	Trustee	2003	President and Chief Executive	None
1380 Van Antwerp Road			Officer of Logic Technology,
Schenectady, New York 12309			Inc.

†	Each Trustee oversees Ayco Growth Fund, the only portfolio of the Trust.

INTERESTED TRUSTEE

	Position(s) With	Year of	Principal Occupation(s)	Other Directorships
Name, Address, and Age	Fund/Trust†	Election	During Past 5 Years	Held by Trustee

John Breyo (57)*	Chief Executive	2000	Chief Executive Officer,	Trustee, Granum
One Wall Street	Officer and		Chairman of the Board of	Series Trust
Albany, New York 12205	Trustee		Directors and President, Ayco (Sept. 1997 - current); Office of the President (1986 - Sept. 1997)

†	The Trustee oversees Ayco Growth Fund, the only portfolio of the Trust.
*	The Trustee is an “interested person” (as defined in the 1940 Act) by virtue of his affiliation with Ayco.

TRUST OFFICERS

	Position(s) With	Year of	Principal Occupation(s)	Other Directorships
Name, Address, and Age	Fund/Trust	Election	During Past 5 Years	Held by Officer

John J. Collins, III (49)	Chief Financial	2000	Chief Financial	None
101 State Farm Place	Officer and		Officer, Ayco
Ballston Spa, New York 12020	Controller

Peter H. Heerwagen (57)	Vice President	2000	Senior Vice President,	None
855 Rte. 146, Suite 120	and Secretary		Investment Services & Chief
Clifton Park, New York 12065			Investment Officer, Ayco

Margaret M. Keyes (40)	Assistant	2000	Deputy General Counsel,	None
One Wall Street	Secretary		Ayco
Albany, New York 12205

Michael J. Weckwerth (30)	Assistant	2002	Assistant Vice President,	None
615 E. Michigan Street	Secretary		U.S. Bancorp Fund Services,
Milwaukee, Wisconsin 53202			LLC (August 1996 - current)

(This Page Intentionally Left Blank.)

TRUSTEES

John Breyo, Chairman
Anthony DePaula
Herbert A. Chesbrough
Paul T. Heiner

INVESTMENT MANAGER

The Ayco Company, L.P.
One Wall Street
Albany, NY 12205

DISTRIBUTOR

Mercer Allied Company, L.P.

ADMINISTRATOR, TRANSFER AGENT,
DIVIDEND PAYING AGENT &
SHAREHOLDER SERVICING AGENT

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
P.O. Box 701
Milwaukee, WI 53202

CUSTODIAN

U.S. Bank, N.A.
425 Walnut Street
Cincinnati, OH 45202

LEGAL COUNSEL

Dechert Price & Rhoads
1775 Eye Street, NW
Washington, DC 20006-2401

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
100 East Wisconsin Avenue
Suite 1500
Milwaukee, WI 53202

TOLL FREE TELEPHONE NUMBER:
(800) 235-3412

The Fund’s Statement of Additional Information contains additional information about the Fund’s Trustees and is available without charge upon request by calling 1-800-235-3412.

This report must be accompanied or preceded by the Fund’s current prospectus.

SEMI-ANNUAL REPORT
June 30, 2003

AYCO
GROWTH FUND